Exhibit (g-3)

BROWN BROTHERS HARRIMAN November 15, 2017

Fred Alger Management Inc

Harborside 1

150 Hudson Street, Suite 6

Jersey City, New Jersey 07311

United States

Dear Michael:

We are writing to you concerning a development relating to information used in connection with the services received under the Custodian and/or Administration Agreements (the “Agreements”) between one or any number of the Brown Brothers Harriman & Co. entities listed on Schedule 1 hereto (“BBH”) and the legal entities listed on Schedule 1 hereto (“BBH Client”). Specifically, with respect to data and information provided to BBH by Bloomberg Finance LP. or its affiliates (such data and information “Bloomberg Data”, and such entity, “Bloomberg”) that is used in connection with the custody and administration services, provided to BBH Clients by BBH, Bloomberg requires BBH Clients’ agreement to certain commitments and use restrictions. As described in more detail below, the purpose of this letter agreement (“Letter Agreement”) is to notify you of these restrictions and obtain your agreement to the following terms:

1.

The BBH Client shall not use the Bloomberg Data for any purpose independent of the record-keeping and registration, transaction processing and settlement, position reporting, Net Asset Value (NAV) calculations and NAV reporting services provided under the Agreements (including but not limited to use in risk reporting or other systems or processes). This shall in no way impose any additional limitations on any data received by the BBH Client under any other license agreement you have with Bloomberg;

2.	The BBH Client may only use the Bloomberg Data internally (except as otherwise may be expressly permitted in #3 below);

3.

With respect to any Bloomberg Data that BBH has permitted (in accordance with BBH’s agreement with Bloomberg) a BBH Client to share with a subadvisor, BBH Client shall (a) ensure that the subadvisor uses the Bloomberg Data solely to verify NAV calculations and not for any purpose and (b) enter into a written agreement with the subadvisor that requires the subadvisor to comply with (i) subsection (a) of this section #3 and (ii) sections #5, #6 and #7 below as though the subadvisor were the “BBH Client” in those provisions. No other external distribution of Bloomberg Data by BBH Client is permitted; If BBH Client does not engage a subadvisor, Client represents and warrants that it does not engage a subadvisor;

4.	BBH Client represents, warrants and covenants that it is in compliance with Exhibit A to this Letter Agreement, which may be amended and updated by BBH from time to time;

5.

The BBH Client agrees that Bloomberg and its affiliates have no liability or responsibility to the BBH Client in relation to the BBH Client’s receipt or use of the Bloomberg Data, data derived from Bloomberg Data or any services provided by BBH;

6.	Bloomberg and its affiliates are third party beneficiaries to this Letter Agreement; and

7.

In the event that Bloomberg, an affiliate of Bloomberg and/or a third party provider of data to Bloomberg (a “Third Party Data Provider”) has a good faith belief that the BBH Client is not compliant with #1, #2 or #3 above (collectively, the “BBH Client Obligations”), BBH Client agrees that Bloomberg, an affiliate of Bloomberg or a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by BBH Client) may audit the BBH Client’s use of the Bloomberg Data for the sole purpose of confirming BBH Client’s compliance with the BBH Client Obligations above, subject to the following conditions:

(a)

Bloomberg and/or an affiliate of Bloomberg has notified BBH of the believed non-compliance and BBH has failed to disprove such non-compliance to Bloomberg’s, Bloomberg’s affiliate’s and/or a Third-Party Data Provider’s reasonable satisfaction within ten (10) business days of Bloomberg’s or its affiliate’s provision of such notification;

(b)	Bloomberg and/or an affiliate of Bloomberg has provided reasonable prior notice of the audit (provided that in any event notice of ten (10) business days or longer shall be considered reasonable);

(c)	The audit is being conducted during BBH Client’s normal business hours;

(d)

Only those records, premises, computers (including, but not limited to, hardware, software and network services) and personnel of the BBH Client which are related to the Bloomberg Data (including use thereof) may be audited; and

(e)

Bloomberg and its affiliates shall be subject to the BBH Client’s reasonable and standard security procedures provided in writing to Bloomberg prior to the audit of BBH Client provided, however, that such procedures shall not frustrate the purpose of (or the ability to conduct) the audit.

Please acknowledge by executing below that you agree to the terms of this Letter Agreement. To the extent there is any conflict between the terms of any agreement under which BBH provides Bloomberg Data to the BBH Client and the terms of this Letter Agreement, the terms of this Letter Agreement shall apply with respect to Bloomberg Data.

Accepted and Agreed on behalf of BBH Client

/s/ Michael Martins
Michael Martins

/s/ Christine Falkenberg
Christine Falkenberg, Relationship Manager

Schedule 1—BBH Entities and BBH Client

BBH Entities

BROWN BROTHERS HARRIMAN & CO

BROWN BROTHERS HARRIMAN (LUXEMBOURG) SCA

BROWN BROTHERS HARRIMAN TRUST COMPANY (CAYMAN) LIMITED

BROWN BROTHERS HARRIMAN TRUSTEE SERVICES (IRELAND) LIMITED BROWN

BROTHERS HARRIMAN FUND ADMINISTRATION SERVICES (IRELAND) LIMITED

BBH Client

ALGER SPECTRA FUND

ALGER INTL GROWTH FUND

ALGERSMALLCAPFOCUSFUND

ALGER SMIDCAP FOCUS FUND

ALGER INSTITUTIONAL SMALLCAP GROWTH

ALGER SMALL CAP GROW PORTFOLIO

ALGER INSTITUTIONAL CAP APPRECIATION

ALGER HEALTH SCIENCES FUND

ALGER CAPITAL APPRECIATION FUND

ALGER SMALCAP GROWTH FUND

ALGER EMERGING MARKETS FUND

ALGER MIDCAP GROWTH FUND

ALGER FUNDS II DYNAMIC OPPORTUNITY

ALGER LARGE CAP GROW PORTFOLIO

ALGER MID CAP GROWTH PORTFOLIO

ALGER INSTIT MIDCAP GROWTH FUND

ALGER CAP APPRECIAT PORTFOLIO

ALGER GLOBAL GROWTH FUND

ALGER GROWTH AND INCOME FUND

ALGER SMID CAP FOCUS PORTFOLIO

ALGER BALANCED PORTFOLIO

ALGER INSTIT CAPAPP FOCUS FUND

ALGER RESPONSIBLE INVESTING FUND

ALGER GROWTH AND INCOME PORTFOLIO

ALGER MID CAP FOCUS FUND

EXHIBIT A TO LETTER AGREEMENT

Compliance Requirements

BBH Client, acting through its duly authorized officer, agent or representative, hereby represents, warrants and covenants, and shall be deemed to represent, warrant and covenant each time (a) BBH Client receives BVAL Data (as defined below) in Australia that BBH Client is a wholesale client within the meaning of s761G or s761GA of the Australian Corporations Act (such regulations, together, the Regulations) and (b) BBH Client makes BVAL Data available to a subadvisors located in Australia that all such subadvisors are wholesale clients within the meaning of the Regulations. “BVAL Data” shall mean certain evaluated prices for securities or other interests (including data or information related to those prices that are provided in a pricing field) that are (i) calculated and/or made available by Bloomberg or its affiliates and (ii) assigned an asset class in the “BVAL Asset Class” field.